Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 29, 2023, with respect to the financial statements and financial highlights of Nuveen Enhanced Yield U.S. Aggregate Bond ETF (NUAG), Nuveen ESG 1-5 Year U.S. Aggregate Bond ETF (NUSA), Nuveen ESG High Yield Corporate Bond ETF (NUHY), Nuveen ESG U.S. Aggregate Bond ETF (NUBD), and Nuveen Global Net Zero Transition ETF (NTZG), as of July 31, 2023, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

November 27, 2023